EXHIBIT 99.1

   21ST CENTURY TECHNOLOGIES, INC. ANNOUNCES REVIEW OF FINANCIAL STATEMENTS;
        RESTATEMENT OF PREVIOUSLY FILED FINANCIAL STATEMENTS WILL BE MADE

Las Vegas, Nev. - January 5, 2006 - 21st Century Technologies, Inc. (the "Company") (TFCY.OB) announced today that the current management of the Company has completed a review of prior financial statements filed under previous management regimes. In that review, the Company has discovered items which require restatement. The Company will restate the financial statements for the fiscal year ended December 31, 2003 as well as the three months ended March 31, 2004, the six months ended June 30, 2004 and the nine months ended September 30, 2004. The Company did not give a timetable as to when the restatements would be completed.

Current management deems the restatement is necessary as a result of inaccuracies that have been identified in the prior management regimes' valuations assigned to certain assets of the Company and, to a lesser extent, revenue recognition in previously filed financial statements.

The Company also announced that on December 28, 2005, its former independent auditors, Turner, Stone & Company, L.L.P., withdrew their audit opinion covering the Company's financial statements for the year ended December 31, 2003. Therefore these financial statements as previously filed can no longer be relied upon.

The Company also stated that, as a result of the restatements, the audit of its fiscal year ended December 31, 2004 financial statements is not yet complete and did not give a timetable as to when the audit will be completed.

The Company is a business development company operated pursuant to the Investment Company Act of 1940. It holds various enterprises as investments and seeks to grow companies in which it has an interest. The Company's current investment portfolio consists of prizeWise, Inc., Innovative Weaponry, Inc., Trident Technologies Corporation, DLC General Contracting, Inc. and Mo-DV, Inc. The Company's investment ownership in these enterprises ranges from approximately 22% to 100%.

On November 1, 2005 the Company filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy code with the U.S. Bankruptcy Court for the District of Nevada, case number BK-S-05-28185. Chapter 11 is the reorganization provision of the U.S. Bankruptcy Code that enables a company to continue operations while it attempts to restructure its debt.

Forward-Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are intended to qualify for the safe harbor from liability provided thereunder. All statements which are not historical statements of fact are "forward-looking statements" for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The Company may experience significant fluctuations in operating results due to the impact of a number of uncertainties including, but not limited to, the uncertainties involved in all aspects of the Company's bankruptcy proceedings, economic conditions, competitive products or pricing, technological changes and other factors. These uncertainties could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information concerning potential risk factors that could affect the Company's future performance are described from time-to-time in the Company's reports filed with the Securities and Exchange Commission.

Contact:

21st Century Technologies, Inc.
Glenn Glasshagel 702-248-1588 (11 a.m.-12 p.m. PT Mon.-Fri.)